Exhibit 99.1

PENTAIR TO PROPOSE EXPANSION OF ITS BOARD TO INCLUDE TRIAN’S ED GARDEN

Garden to be Appointed to Board upon Shareholder Approval

Manchester, United Kingdom – September 8, 2015 – Pentair plc (NYSE: PNR) today announced that it will recommend to its shareholders that they approve a resolution at its 2016 annual general meeting of shareholders to increase the size of its Board by one director and will appoint Ed Garden, Chief Investment Officer and a Founding Partner of Trian, to the Pentair Board to fill the resulting vacancy. With the addition of Mr. Garden, Pentair’s Board will have 12 directors, 11 of whom are independent. In the interim period prior to the 2016 annual general meeting of shareholders, Mr. Garden will be able to attend and participate in all meetings of Pentair’s Board in a non-voting capacity. The move follows a series of collaborative discussions between Pentair and Trian, one of Pentair’s largest shareholders with a 7.2% ownership position.

“We have maintained an active and constructive dialogue with Trian regarding our common goal of increasing shareholder value, as we do with all of our shareholders” said Randall J. Hogan, Pentair’s Chairman and CEO. “We believe the addition of Ed to our board would bring a shareholder’s perspective and we look forward to benefiting from his insights and Trian’s strong analytical work. Pentair remains focused on driving productivity and identifying strategic opportunities to position our portfolio for long-term growth.”

Garden added: “Pentair has created significant shareholder value over the past 14 years since Randy Hogan became CEO and has the potential to generate significant additional value for its shareholders in the years ahead. As one of Pentair’s largest shareholders, Trian looks forward to continuing to work with Pentair to further improve the company’s performance through increased organic revenue growth, margin enhancement, and accretive acquisitions.”

Upon his appointment to the Pentair Board, Garden will join the Compensation Committee of Pentair’s Board.

Ed Garden Biography

Mr. Garden is Chief Investment Officer and a Founding Partner of Trian. Mr. Garden oversees Trian’s portfolio management, idea generation, analyses and due diligence activities. Mr. Garden is currently a director of The Wendy’s Company and The Bank of New York Mellon Corporation. Mr. Garden previously served as a director of Family Dollar Stores, Inc. from September 2011 to July 2015.

About Pentair plc

Pentair plc (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With 2014 revenues of $7.0 billion, Pentair employs approximately 30,000 people worldwide.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Contacts:

Pentair plc Media Relations

Rebecca Osborn

763-656-5580

rebecca.osborn@pentair.com

Pentair plc Investors

Jim Lucas

763-656-5575

jim.lucas@pentair.com

Trian Media/Investors

Anne Tarbell

212-451-3030

atarbell@trianpartners.com

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